Exhibit 23


        Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statements (Form S-8 File Numbers 333-15307 pertaining to the Employee ESOP/401(k) Plan, 333-15311 pertaining to the 1996 Stock Option Plan, 333-92427 pertaining to the 1998 Non-employee Directors Stock Plan and 1998 Stock Option Plan, 333-109561 pertaining to the 1998 Stock Option Plan, 333-115218 pertaining to the 2004 Stock Option Plan and 2004 Non-employee Directors Stock Plan, and 333-134285 pertaining to the VSE Corporation 2006 Restricted Stock Plan, and Form S-3
File Number 333-15309 pertaining to the Non-employee Directors Stock Plan,) of our report dated June 15, 2005, with respect to the financial statements and schedule of the VSE Corporation Employee ESOP/401(k) Plan included in this Annual Report (Form 11-K) for the period ended December 31, 2005.

						/s/ Ernst & Young LLP

McLean, Virginia
June 27, 2006